                                                                   Exhibit 10.34



                                  FIRST LEASE
                                  -----------

                            MODIFICATION AGREEMENT
                            ----------------------

                                      For

                           P. J. Food Service, Inc.

                          101-A Vandora Springs Road

                            Vandora Shopping Center

                         Garner, North Carolina 27529





                                    LESSOR:
                                    -------

                               Sample Properties
                              Post Office Box 388
                       Garner, North Carolina 27529-0388



                                    LESSEE:
                                    -------

                           P. J. Food Service, Inc.
                      11492 Bluegrass Parkway, Suite #175
                          Louisville, Kentucky 40299

STATE OF NORTH CAROLINA
COUNTY OF WAKE

                      FIRST LEASE MODIFICATION AGREEMENT

     THIS FIRST LEASE MODIFICATION AGREEMENT is made and entered into this 7th day of November, 1997, by and between SAMPLE PROPERTIES, hereinafter known "Lessor", and P. J. FOOD SERVICE, INC., a Kentucky Corporation, hereinafter known as "Lessee".

                             W I T N E S S E T H:
                             --------------------

     WHEREAS, Lessor and Lessee have entered into a Lease Agreement dated May 14, 1993, for premises situated at 101-A Vandora Springs Road, Garner, Wake County, North Carolina [with the legal description of said property attached to this Agreement and made part of it with its inclusion as Exhibit ~C"], said space being a 23,000-square-foot portion of a 26,750-square-foot masonry building; and

     WHEREAS, the Lessee now desires to lease the adjacent and contiguous space currently occupied by Tom Jones Discount Drugs on an "as is, where is" basis, said space containing 3,750 square feet, said property identified as 101-B Vandora Springs Road, Garner, Wake County, North Carolina; and

     WHEREAS, the parties hereto now desire to amend and modify the Lease Agreement as hereinafter set forth:

     NOW, THEREFORE, by mutual agreement of the parties and in consideration of the promises and obligations hereinafter set forth, said Lease Agreement is hereby amended and modified as follows:

     1. Paragraph #2 is amended to extend the Lease Agreement for a period of three [3] years and two [2] months commencing sixty [60] days after the date Lessor turns possession of the Tom Jones space over to Lessee for fit-up plus any time remaining to the end of the month. The total space being leased by Lessor to Lessee shall be approximately 26,750 square feet.

     2. Paragraph #3 is amended to set the new rental rate for the combined space at Three 11/100 Dollars [$3.11] per square foot which is Eighty-Three Thousand One Hundred Ninety-Two 50/100 Dollars [$83,192.50] annually or Six Thousand Nine Hundred Thirty-Two 71/100 Dollars [$6,932.71] per month during the first year of the lease period, each monthly payment of which shall be due and payable without setoff or demand to Lessor in advance by the first [1st] day of each calendar month during the term of this Lease. Beginning on the first day of the month following the anniversary of this First Lease Modification Agreement and on each subsequent anniversary date, the rentals due under the modified Lease Agreement may be increased annually by an amount not to exceed three percent [3%].

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

Rentals shall be paid to Sample Properties, and mailed to Post Office Box 388, Garner, North Carolina 27529-0388. Checks resumed to Lessor by a Bank or other such financial institution shall accrue a return-check charge of Fifty 00/100 Dollars [$50.00]. Lessor's Taxpayer Identification Number [TIN] is 56-1404287.

     3. Paragraph 8-E is amended to reflect the increased square footage, and Common Area Maintenance is expanded to include the regular maintenance of parking, common areas, service areas and landscaped areas all of which includes regular maintenance, mowing grassed areas, vacuuming parking areas, picking up trash, and maintenance and rehabilitation of landscaped areas, and for which Lessee agrees to pay monthly to Lessor an additional amount of Fifteen Cents [$.15] per square foot per year which is Three Hundred Thirty-Four 38/100 Dollars [$334.38] per month as additional rental. At the time this Lease Amendment becomes effective, Lessor agrees to commence being responsible for the electricity for area parking lights for all common areas of Vandora Shopping Center, and Lessee agrees to reimburse Lessor for its pro-rata number of the parking lot lights directly attributable to Lessee's commissary operations, that number being [N] of a total number of [O] lights, with [N] being the numerator and [O] being the denominator to determine the percentage of common area electrical use chargeable to Lessee, and which Lessee shall pay each month to Lessor as additional rental. Beginning with the first anniversary of this Lease Modification Agreement, the CAM charge [not including the common area light usage], may increase on an annual basis by an amount not to exceed Three percent [3%].

     4. A new paragraph #34 with the heading "Lessor's Indemnity" is added with the following language: Lessor shall be responsible for and shall indemnify Lessee and hold it harmless from any and all liability for loss, damage or injury to person or property caused by the negligence of Lessee, its agents or employees. Lessor's obligation to indemnify Lessee hereunder shall include the duty to pay any judgments or settlements, and al1 reasonable costs, fees and expenses, including reasonable attorneys' fees, incurred in connection therewith.

     5. A new paragraph #35 with the heading "Lessee's Indemnity" is added with the following language: Lessee shall be responsible for and shall indemnify Lessor and hold it harmless from any and all liability for loss, damage or injury to person or property caused by the negligence of Lessee, its agents or employees and in any product liability actions brought against Lessor by a customer, directly or indirectly, of Lessee. Lessee's obligation to indemnify Lessor hereunder shall include the duty to pay any judgments or settlements, and all reasonable costs, fees and expenses, including reasonable attorneys'' fees, incurred in connection therewith.

     6. Paragraph #22 is amended to add the following language: Lessee shall execute at Lessor's request, and within five [s] business days thereof, instruments evidencing the subordinate position of this Lease Agreement, and as often as requested, shall sign estoppel certificates setting forth the date it accepted possession, that it occupies the premises, the termination date of its lease, the date to which rent has been paid, and the amount of monthly rent that has been paid and the amount of monthly rent in effect as of such certification, whether or not it has any defense or offset to the enforcement of the Lease, any knowledge it has of any default or breach by Lessor, and that the Lease is in full force and effect except as to modifications, agreements or amendments thereto, copies of each of which shall be attached to the

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

certificate. Any sale of the real estate upon which the Premises are situated shall be subject to the Lessee's interest and Lessor shall provide Lessee with a written document acknowledging that its interest will be subject to this lease Agreement. Lessee also agrees to sign within five [5] business days and as often as requested by Lessor or his financial institution to sign Attornment, Subordination and Non-Disturbance Agreements.

     7. A new paragraph #36 labeled "Force Majeure" is added with the following language: Neither Lessor nor Lessee shall be liable to the other for any breach or violation of this Lease Agreement resulting from any occurrence or event, including any Act of God, strikes, lockouts, property damage or other casualty or occurrence beyond the reasonable control of a party hereto.

     8. A new paragraph #37 entitled "Environmental" is added with the following language: Lessor represents, covenants and warrants to Tenant that there are no hazardous or toxic substances either under, about, on or in the Premises to the best of its knowledge.

     Lessor shall indemnify Lessee and hold it harmless for any and all costs, expenses, attorneys' fees, loss, damage or injury to person or property, including any legal action brought against Lessor or Lessee by any federal, state or local governmental agency, or subdivision thereof, or by any other third party claimant, caused by any water, soil or other contamination in, under or around the Premises resulting from the prior use of such Premises or any surrounding areas by the Lessor or any prior owner or tenant, which contamination was not caused by Lessee or which preceded the date of this Lease.

     Lessee shall indemnify Lessor and hold it harmless for any similar environmental contamination to the extent such contamination is caused by Lessee and occurs exclusively during the period hereof, including any renewals.

     9. A new paragraph #38 entitled "End of Lease Obligation" is added with the following language: At the final termination of the initial lease term or, if applicable, lease extension[s], Lessee shall remove all of his personal property and de-identify the property by removing advertising signs and any other decor or decorations which would identify Lessee's business. In removing inventory, furniture, fixtures, advertising signs, equipment, personal property and other miscellaneous items. Lessee shall not damage or destroy Lessor's property and Lessee shall broom clean the premises and repair all damage caused to the building by the removal of the above-identified items. Lessee shall be responsible for damage to any HVAC, plumbing or electrical equipment, structural portions of the building or common areas caused by the moving out process. If Lessor must repair said damage, Lessee agrees to reimburse Lessor for such damage within fifteen [15] days from invoice plus reasonable attorney's fees and other costs of collection, if necessary.

A new exhibit shall be added to the Lease Agreement and marked as "Exhibit C" which is identified as the legal description of the property and is attached and made part of this Modification Agreement.

Except as hereby amended, all other terms and conditions of the original Lease Agreement shall remain in full force and effect.

                                     --4--

     IN WITNESS WHEREOF, the Lessor and Lessee have caused this First Lease Modification Agreement [consisting of six (6) pages and one (1) exhibit] to be duly executed the day and year first above written.


                                      LANDLORD:
                                      ---------

                                      SAMPLE PROPERTIES


                                      /s/ Joseph T. Sample           [SEAL]
                                      -------------------------------------
                                      by: Joseph T. Sample


                                      TENANT:
                                      -------

                                      P. J. FOOD SERVICE, INC.


                                      /s/ Robert Wadell      11-4-97 [SEAL]
                                      -------------------------------------
                                      by: Robert Wadell, President
                                                         P. J. Food Service
ATTEST:

      [Corporate Seal]

/s/ Charlotte L. Hendrick
---------------------------
By Asst Corporate Secretary

STATE OF NORTH CAROLINA
COUNTY OF WAKE


     I, M. Zane Sosna, a Notary Public in and for the aforesaid State and County, do hereby certify that Joseph T. Sample personally appeared before me this day and acknowledged the due execution of the foregoing instrument. Witness my hand and official stamp or seal, this 7 day of November, 1997.


                                   M. Zane Sosna
                                   -----------------------------
                                   Notary Public

My commission expires: 02-06-2002




COMMONWEALTH OF KENTUCKY
COUNTY OF JEFFERSON


     I, Kathie R. West, a Notary Public for said County and State, do hereby certify that Robert Wadell personally came before me and, who being by me duly sworn, says that he is President of P. J. Food Service, Inc., a Kentucky Corporation, and that the seal affixed for the foregoing instrument in writing is the corporate seal of said P. J. Food Service, Inc., and that said writing was signed and sealed by him in behalf of said corporation by its authority duly given and duly attested by the Corporate Secretary. The said President acknowledged the said writing to be the act and deed of the corporation. Witness my hand and notarial seal this 5th day of November, 1997.


                                   Kathie R. West
                                   -----------------------------
                                   Notary Public


My Commission Expires: 3/22/2001

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
                                  EXHIBIT "C"


                               LEGAL DESCRIPTION

     BEGINNING at the Southeast intersection of Aversboro Road and New Vandora Springs Road; runs thence along the South side of New Vandora Springs Road North 60 degrees 45 minutes East 381.92 feet to a point in the North Carolina Railroad right of way; runs thence with the North Carolina Railroad right of way South 60 degrees 50 minutes East 213.55 feet to a point on the West side of Oak Circle; runs thence with Oak Circle the following courses and distances: South 16 degrees West 213.2 feet, South 18 degrees 25 minutes West 50 feet, South 20 degrees 15 minutes West 25 feet, South 24 degrees 40 minutes West 25 feet,
South 31 degrees 58 minutes West 25 feet, South 40 degrees 46 minutes West 25 feet, South 56 degrees 51 minutes West 25 feet, South 67 degrees 51 minutes West 25 feet, South 76 degrees 38 minutes West 25 feet, South 84 degrees 30 minutes West 25 feet, South 87 degrees 28 minutes West 25 feet, North 89 degrees 07 minutes West 82 feet, and North 86 degrees 53 minutes West 143.85 feet to the point on the East side of Aversboro Road, thence North 10 degrees 42 minutes West 284.5 feet to the point and place of BEGINNING, according to a survey entitled "Property of Vandora Shopping Center, Inc." dated 5/21/79, by Linwood
E. Byrd, Registered Surveyors.

Wake County Revenue Department Property Identification Number 1711.14 24 7127
000

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